UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No._)

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SOUTHERN MISSOURI BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 21, 2020

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of Southern Missouri Bancorp, Inc., we cordially invite you to attend the 2020 Annual Meeting of Shareholders. The meeting will be held at 9:00 a.m. local time, on October 26, 2020, at our corporate headquarters located at 2991 Oak Grove Road, Poplar Bluff, Missouri. Due to the ongoing COVID-19 pandemic, meeting attendees will be asked to comply with recommendations of state and federal authorities regarding social distancing and face coverings.

The matters expected to be acted upon at the meeting are described in the attached proxy statement. A proxy card enabling you to vote without attending the meeting is enclosed. In addition, we will report on our progress during the past year.

We encourage you to attend the meeting in person. Whether or not you plan to attend, however, please read the enclosed proxy statement and then complete, sign and date the enclosed proxy and return it in the accompanying postpaid return envelope provided as promptly as possible. This will save us the additional expense in soliciting proxies and will ensure that your shares are represented at the annual meeting. In accordance with the rules of the Securities and Exchange Commission, our proxy statement, proxy card and annual report to shareholders are available on the Internet at http://www.edocumentview.com/SMBC.

Your Board of Directors and management are committed to the continued success of Southern Missouri Bancorp, Inc., and the enhancement of your investment. As President and Chief Executive Officer, I want to express my appreciation for your confidence and support.

Sincerely, /s/ Greg A. Steffens Greg A. Steffens President and Chief Executive Officer

SOUTHERN MISSOURI BANCORP, INC.
2991 Oak Grove Road
Poplar Bluff, Missouri 63901
(573) 778-1800

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on October 26, 2020

Notice is hereby given that the annual meeting of shareholders of Southern Missouri Bancorp, Inc. will be held at our corporate headquarters located at 2991 Oak Grove Road, Poplar Bluff, Missouri on October 26, 2020, at 9:00 a.m. local time.

A proxy card and a proxy statement for the annual meeting are enclosed.

The annual meeting is for the purpose of considering and voting on the following proposals:

Proposal 1.	Election of three directors of Southern Missouri Bancorp, each for a term of three years;

Proposal 2.	An advisory (non-binding) vote on executive compensation, commonly referred to as a “say on pay” vote; and

Proposal 3.	Ratification of the appointment of BKD, LLP as Southern Missouri Bancorp’s independent auditors for the fiscal year ending June 30, 2021.

Shareholders also will transact such other business as may properly come before the annual meeting, or any adjournment or postponement thereof. As of the date of this notice, we are not aware of any other business to come before the annual meeting.

The Board of Directors has fixed the close of business on September 4, 2020, as the record date for the annual meeting. This means that shareholders of record at the close of business on that date are entitled to receive notice of and to vote at the meeting and any adjournment thereof. Shareholders have a choice of voting by Internet or by telephone, by mailing a completed proxy card or by submitting a ballot in person at the Annual Meeting. Regardless of the number of shares you own, your vote is very important. Please act today to ensure that your shares are represented at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ RONNIE D. BLACK
RONNIE D. BLACK
Secretary

Poplar Bluff, Missouri
September 21, 2020

SOUTHERN MISSOURI BANCORP, INC.
2991 Oak Grove Road
Poplar Bluff, Missouri 63901
(573) 778-1800

IMPORTANT NOTICE: Internet Availability of Proxy Materials

for the Shareholders’ Meeting To Be Held on October 26, 2020.

These proxy materials are also available to you on the Internet.
You are encouraged to review all of the information contained in the proxy materials before voting.

The Company’s Proxy Statement, Annual Report to

Shareholders and other proxy materials are available at

http://www.edocumentview.com/SMBC

SOUTHERN MISSOURI BANCORP, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

October 26, 2020

i

ii

SOUTHERN MISSOURI BANCORP, INC.
2991 Oak Grove Road
Poplar Bluff, Missouri 63901
(573) 778-1800
_________________________

PROXY STATEMENT
_________________________

ANNUAL MEETING OF SHAREHOLDERS
To be held on October 26, 2020
_________________________

Southern Missouri Bancorp, Inc.’s Board of Directors is using this proxy statement to solicit proxies from the holders of Southern Missouri Bancorp common stock for use at our annual meeting of shareholders. We are first mailing this proxy statement and the enclosed proxy card to our shareholders on or about September 21, 2020. Certain of the information provided herein relates to Southern Bank, a wholly owned subsidiary of Southern Missouri Bancorp. Southern Bank may also be referred to from time to time as the “Bank.” References to “Southern Missouri Bancorp”, the “Company”, “we”, “us” and “our” refer to Southern Missouri Bancorp, Inc. and, as the context requires, Southern Bank.

By submitting your proxy, you authorize our Board of Directors to represent you and vote your shares at the meeting in accordance with your instructions. The Board also may vote your shares to adjourn the meeting from time to time and will be authorized to vote your shares at any adjournments or postponements of the meeting.

Southern Missouri Bancorp’s Annual Report to Shareholders for the fiscal year ended June 30, 2020, which includes Southern Missouri Bancorp’s audited financial statements, is enclosed. Although the Annual Report is being mailed to shareholders with this proxy statement, it does not constitute a part of the proxy solicitation materials and is not incorporated into this proxy statement by reference. These materials are also available via the Internet at http://www.edocumentview.com/SMBC.

INFORMATION ABOUT THE ANNUAL MEETING

Time and Place of the Annual Meeting.

Our annual meeting will be held as follows:

Date:	October 26, 2020
Time:	9:00 a.m., local time
Place:	Southern Missouri Bancorp, Inc./Southern Bank
2991 Oak Grove Road
Poplar Bluff, Missouri

Matters to be Considered at the Annual Meeting.

At the meeting, shareholders of Southern Missouri Bancorp are being asked to consider and vote upon the following proposals:

Proposal I.	Election of three directors of Southern Missouri Bancorp, each for a term of three years;
Proposal II.	An advisory (non-binding) vote on executive compensation as disclosed in this proxy statement, commonly referred to as a “say on pay” vote;
Proposal III.	Ratification of the appointment of BKD, LLP as Southern Missouri Bancorp’s independent auditors for the fiscal year ending June 30, 2021.

The shareholders also will transact any other business that may properly come before the annual meeting or any adjournment or postponement of the annual meeting. As of the date of this proxy statement, we are not aware of any other business to be presented for consideration at the annual meeting other than the matters described in this proxy statement.

Who is Entitled to Vote?

We have fixed the close of business on September 4, 2020, as the record date for shareholders entitled to notice of and to vote at the Southern Missouri Bancorp annual meeting. Only holders of record of Southern Missouri Bancorp common stock on that record date are entitled to notice of and to vote at the annual meeting. You are entitled to one vote for each share of Southern Missouri Bancorp common stock you own. On September 4, 2020, there were 9,126,625 shares of Southern Missouri Bancorp common stock outstanding and entitled to vote at the annual meeting.

What if My Shares are Held in “Street Name” by a Broker?

If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, is required to vote the shares in accordance with your instructions. If you do not give instructions to your broker, your broker may nevertheless vote the shares with respect to “discretionary” items, but will not be permitted to vote your shares with respect to “non-discretionary” items. In the case of non-discretionary items, the shares not voted will be treated as “broker non-votes.” Whether an item is discretionary is determined by the exchange rules governing your broker. All of the items being voted on at the meeting are expected to be non-discretionary items except the vote on the ratification of the appointment of BKD, LLP.

How do I vote my 401(k) shares?

If you participate in the Southern Bank 401(k) Retirement Plan you may provide voting instructions to Capital Bank and Trust Company, the plan’s trustee, by completing and returning the proxy card accompanying this proxy statement, by using the toll-free telephone number, or by indicating your instructions over the Internet. When casting your vote, you should consider your long-term best interests as a plan participant, as well as the long-term best interests of other plan participants. The trustee will vote your shares in accordance with your duly executed instructions received by October 18, 2020.

If you fail to sign or timely return the proxy voting instructions, whether by mail, by telephone, or over the Internet, the trustee will vote your shares as “abstain.”

How Many Shares Must Be Present to Hold the Meeting?

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of at least a majority of the shares of Southern Missouri Bancorp common stock entitled to vote at the annual meeting as of the record date will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What If a Quorum Is Not Present at the Meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the shareholders present or represented by proxy may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the meeting.

How Do I Vote at the Annual Meeting?

You can vote:

•	by returning the enclosed proxy card in the enclosed pre-paid envelope;
•	by telephone; or
•	over the Internet

Please refer to the specific instructions set forth in the proxy card. You may also vote your shares in person at the meeting. However, to ensure that your shares are voted in accordance with your wishes and that a quorum is present at the meeting so that we can transact business, we urge you to register your vote by proxy as promptly as possible. Your prompt response will help reduce solicitation costs. For security reasons, our electronic voting system has been designed to authenticate your identity as a shareholder. If you hold shares in “street name,” your broker, bank, trustee, or nominee will provide you with materials and instructions for voting your shares.

May I Revoke My Proxy?

You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date;
•	notifying the Corporate Secretary of Southern Missouri Bancorp in writing before the annual meeting that you have revoked your proxy; or
•	voting in person at the annual meeting.

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a validly executed proxy from the nominee indicating that you have the right to vote your shares.

How does the Board of Directors recommend I vote on the items to be considered at the annual meeting?

The Board of Directors recommends that you vote:

•	FOR the election of the three director nominees to the Board of Directors.
•	FOR approval of the advisory (non-binding) vote on executive compensation (“say on pay”).
•	FOR ratification of the appointment of BKD, LLP.

What if I do not specify how my shares are to be voted?

Registered Shareholders. If you are a registered shareholder and you submit a proxy but do not indicate any voting instructions, your shares will be voted:

•	FOR the election of the three director nominees to the Board of Directors.
•	FOR approval of the advisory (non-binding) vote on executive compensation (“say on pay”).
•	FOR ratification of the appointment of BKD, LLP.

Holders of Shares in “Street Name”. If you hold your shares in “street name” through a broker and do not provide your broker with voting instructions, it is expected that your broker will be unable to vote your shares except on the vote to ratify the appointment of BKD, LLP. See “What if my shares are held in ‘street name’ by a broker?”

Will Any Other Business Be Conducted at the Meeting?

The Board of Directors knows of no other business that will be presented at the meeting. If any other matter properly comes before the shareholders for a vote at the meeting, the Board of Directors, as holder of your proxy, will vote your shares in accordance with its best judgment.

How Many Votes Are Required to Elect the Director Nominees?

The affirmative vote of a majority of the votes cast on this matter is required to elect the nominees as directors. This means that the number of votes cast “FOR” the election of a nominee must exceed the number of votes cast “AGAINST” that nominee in order for that nominee to be elected.  Only “FOR” or “AGAINST” votes are counted as votes cast with respect to a director nominee.  Abstentions and shares held by a broker, as nominee, that are not voted (so-called “broker non-votes”) in the election of directors will not be included in determining the number of votes cast.  No persons have been nominated for election other than the three nominees named in this proxy statement.

How Many Votes Are Required to Approve Each of the Other Items?

The affirmative vote of a majority of the votes cast on the matter is required to approve the advisory (“say on pay”) vote on executive compensation and the ratification of the appointment of BKD, LLP. The outcome of the executive compensation vote is not binding on the Board of Directors.

What Happens If a Nominee Is Unable to Stand for Election?

If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the Board of Directors, as holder of your proxy, will vote your shares for the substitute nominee unless you have withheld authority to vote for the nominee replaced.

How Will Abstentions Be Treated?

If you abstain from voting, your shares will still be included for purposes of determining whether a quorum is present. An abstention on the advisory vote on executive compensation (“say on pay”) or on the ratification of the appointment of BKD, LLP will not be counted as a vote cast and will have no effect on the item.

How Will Broker Non-Votes Be Treated?

Shares treated as broker non-votes on one or more items will be included for purposes of calculating the presence of a quorum but will not be counted as votes cast on those items.

Proxy Solicitation Costs

We will pay the cost of soliciting proxies. In addition to this mailing, our directors, officers and employees may also solicit proxies personally, electronically or by telephone. We will also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.

STOCK OWNERSHIP OF SOUTHERN MISSOURI BANCORP COMMON STOCK

Stock Ownership of Significant Shareholders, Directors and Executive Officers

The following table sets forth, as of the September 4, 2020, voting record date, information regarding share ownership of:

•	those persons or entities (or groups of affiliated person or entities) known by management to beneficially own more than five percent of Southern Missouri Bancorp common stock other than directors and executive officers;

•	each director and director nominee of Southern Missouri Bancorp;

•	each executive officer of Southern Missouri Bancorp named in the Summary Compensation Table appearing under “Executive Compensation” below; and

•	all current directors and executive officers of Southern Missouri Bancorp as a group.

The address of each of the beneficial owners, except where otherwise indicated, is the same address as Southern Missouri Bancorp. An asterisk (*) in the table indicates that an individual beneficially owns less than one percent of the outstanding common stock of Southern Missouri Bancorp. As of September 4, 2020, there were 9,126,625 shares of Company common stock issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options that are exercisable as of or within 60 days after September 4, 2020, are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person’s percentage ownership. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Beneficial Owners	Number of Shares Beneficially Owned(1)	Percent of Common Stock Outstanding (%)
Beneficial Owners of More Than 5% Other than Directors and Named Executive Officers
FJ Capital Management, LLC(2) 1313 Dolley Madison Blvd. Ste. 306 McLean, VA 22101	649,953	7.11
Sy Jacobs, Jacobs Asset Management, LLC(3) 11 East 26th Street, Suite 1900, New York, NY 10010	596,358	6.52
BlackRock, Inc. (4) 55 East 52nd Street New York, New York 10055	500,507	5.47
Directors and Named Executive Officers
Greg A. Steffens, Director, President & CEO(5) (6) (7)	306,415	3.35
L. Douglas Bagby, Director and Chairman	27,000	*
Ronnie D. Black, Director and Secretary	50,870	*
Sammy A. Schalk, Director	92,998	1.02
Rebecca M. Brooks, Director	30,000	*
Charles R. Love, Director	26,600	*
Dennis C. Robison, Director	17,888	*
David J. Tooley, Director	45,500	*
Todd E. Hensley, Director(5)	547,540	5.98
Matthew T. Funke, EVP & Chief Financial Officer(7)	51,672	*
Justin G. Cox, Regional President(5) (7)	15,413	*
Mark E. Hecker, EVP & Chief Credit Officer(5) (7)	15,574	*
Rick A. Windes, EVP & Chief Lending Officer(7)	2,006	*
Directors and executive officers of Southern Missouri Bancorp, Inc. and Southern Bank as a group (17 persons)(8)	1,381,397	15.10

(1)	Except as otherwise noted in these footnotes, the nature of beneficial ownership for shares reported in this table is sole voting and investment power.
(2)	As reported by FJ Capital Management LLC and affiliated parties in a Schedule 13-G/A filed with the SEC on February 13, 2020. FJ Capital Management LLC and affiliated parties reported shared voting and dispositive power over 649,953 shares.
(3)	As reported by Sy Jacobs and Jacobs Asset Management (“Jacobs Parties”) in a schedule 13-G/A filed on February 10, 2020 with the SEC. The Jacobs Parties reported shared voting and dispositive power over 596,358 shares.
(4)	As reported by BlackRock, Inc. in a Schedule 13-G filed on February 7, 2020. BlackRock, Inc. reported sole voting power over 487,150 shares and sole dispositive power over 500,507 shares.
(5)	Included in the shares beneficially owned are options to purchase shares of Southern Missouri Bancorp common stock exercisable within 60 days of September 4, 2020, as follows: Mr. Hensley – 10,000 shares; Mr. Steffens – 2,100 shares, Mr. Funke – 1,200 shares; Mr. Cox – 1,200 shares; Mr. Hecker – 1,200 shares; Mr. Windes – 400 shares.
(6)	Includes 24,027 shares held as custodian for Mr. Steffens’ daughter and 23,951 shares held by Mr. Steffens’ son.
(7)	Includes 43,804 shares held by Mr. Steffens’ account, 11,522 shares held by Mr. Funke’s account, 9,263 shares held by Mr. Cox’s account, 609 shares held by Mr. Hecker’s account, and 406 shares held by Mr. Windes’ account under the Southern Bank 401(k) Retirement Plan.
(8)	Includes shares held directly, as well as shares held jointly with family members, shares held in retirement accounts, held in a fiduciary capacity, held by certain of the group members’ families, or held by trusts of which the group member is a trustee or substantial beneficiary, with respect to which shares the group member may be deemed to have sole or shared voting and/or investment powers. This amount also includes options that are exercisable as of or within 60 days after September 4, 2020, to purchase 18,900 shares of Southern Missouri Bancorp common stock granted to directors and executive officers.

PROPOSAL I -- ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine members. Approximately one-third of the directors are elected annually to serve for a three-year period or until their respective successors are elected and qualified. At the Annual Meeting, Mr. Black will be retiring as a director of the Company and the Bank effective at the conclusion of the Annual Meeting as a result of the Company’s age limitation contained in its bylaws. The board thanks Mr. Black for his many years of service. Effective upon Mr. Black’s retirement, the size of the board of the Company and the Bank will be reduced to eight members. In addition, as a result of Mr. Black’s retirement and in order for the directors to be apportioned among classes so as to maintain the number of directors in each class as nearly equal as possible, Mr. Tooley was nominated as a member of the class of 2023 and will stand for election with Ms. Brooks and Mr. Robison.

The table below sets forth information regarding each director of Southern Missouri Bancorp and each nominee for director continuing in office including his or her age, position on the board and term of office. The Nominating Committee of the Board of Directors recommends individuals to be nominated by the Board of Directors for election as directors. All of our nominees currently serve as Southern Missouri Bancorp directors. Each nominee has consented to being named in this proxy statement and has agreed to serve if elected. If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority. At this time, we are not aware of any reason why a nominee might be unable to serve if elected.

Except as disclosed in this proxy statement, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected. All of the Company’s directors also serve as directors of the Bank. The Board of Directors recommends you vote “FOR” each of the director nominees.

Name	Age(1)	Position(s) Held with Southern Missouri Bancorp, Inc. and Southern Bank	Director Since(2)	Term to Expire
Director Nominees

Rebecca M. Brooks	64	Director	2004	2023
Dennis C. Robison	66	Director	2008	2023
David J. Tooley	71	Director	2011	2023

Directors Continuing in Office

Greg A. Steffens	53	President, Chief Executive Officer and Director	2000	2021
L. Douglas Bagby	70	Chairman of the Board	1997	2021
Todd E. Hensley	53	Director	2014	2021
Sammy A. Schalk	71	Director	2000	2022
Charles R. Love	69	Director	2004	2022

(1)	At June 30, 2020.
(2)	Includes service as a director of Southern Bank.

Business Experience and Qualifications of Directors and Director Nominees

The Board believes that the many years of service that our directors have at the Company, the Bank or at other financial institutions is one of their most important qualifications for service on our Board. This service has given them extensive knowledge of the banking business and the Company. Furthermore, their service on Board committees here or at other institutions, especially in areas of audit, compliance and compensation is critical to their ability to oversee the management of the Bank by our executive officers. Service on the Board by our president is critical to aiding the outside directors’ understanding of the complicated issues that are common in the banking business. Each outside director brings special skills, experience and expertise to the Board as a result of their other business activities and associations. The business experience for at least the past five years and the experience, qualifications, attributes, skills and areas of expertise of each director that further supports his or her service as a director are set forth below.

L. Douglas Bagby. Mr. Bagby served as the City Manager of Poplar Bluff from September 2003 until his retirement in June 2014. Previously, he was employed for 14 years as the General Manager of Poplar Bluff Municipal Utilities and had served two earlier years as the Poplar Bluff City Manager. Mr. Bagby served six years on the Poplar Bluff R-1 school board. He is currently Chairman of the Board of Directors of Southern Missouri Bancorp. His background provides expertise in providing deposit services and credit to public units, both directly and through the securities markets.

Ronnie D. Black. Mr. Black is currently the Secretary of Southern Missouri Bancorp, Inc. Mr. Black served as Executive Director of the General Association of General Baptists, from 1997 until his retirement in 2010; he continues to serve as a consultant for the association and for Jim Hill Consultants, a firm specializing in stewardship campaigns for religious organizations. Previously, Mr. Black served as Director of Stewardship for the association and as Director of the General Baptist Foundation. Mr. Black currently serves on the Poplar Bluff City Council, and has done so for more than 13 years, including past service as the city’s mayor. Mr. Black provides valuable contacts to the Company in area non-profit and religious organizations. Mr. Black is retiring as a director effective at the conclusion of the Annual Meeting.

Rebecca M. Brooks. Ms. Brooks is the financial operations manager for McLane Transport, Inc. She has held that position since 1997. In that capacity, her duties include financial statement preparation and analysis, budgeting, oversight of the firm’s payroll, payables, and receivables functions, and tax management. She was previously employed in healthcare administration and served as President of a small hospital employee credit union. That institution merged with Maxwell-Gunter Federal Credit Union, where she served on the board of directors for five years. Ms. Brooks provides expertise to the Board of Directors in the evaluation of transportation and other service industry borrowers. Having worked with credit unions, Ms. Brooks’ background provides an understanding of consumer credit and regulatory oversight of financial institutions.

Todd E. Hensley. Mr. Hensley was formerly Chairman, President, and CEO of Peoples Service Company and its subsidiary, Peoples Banking Company prior to their acquisition by the Company on August 5, 2014. He also served as Chairman of the Board of Directors of the subsidiary bank, Peoples Bank of the Ozarks. Prior to that, he served as Compliance Officer and General Counsel and also had broad responsibilities for the operations of Peoples Banking Company and its subsidiaries. He remains an attorney licensed to practice in Missouri and Illinois. He has been involved in the banking industry for over 30 years.

Charles R. Love. Mr. Love is a certified public accountant and retired as a partner with the accounting firm of Kraft, Miles & Tatum, LLC. Mr. Love was an accountant with Kraft, Miles & Tatum, LLC for 32 years, and has over 47 years of experience in public accounting, including conducting audits and preparing financial statements and tax returns. He brings important technical and financial expertise to the Board, including the ability to understand and explain financial statements and tax returns of borrowers. His varied practice provides a knowledge base regarding the area’s economic performance.

Dennis C. Robison. Mr. Robison is a farmer in Butler and Ripley counties in Missouri. He primarily raises soybeans, rice, wheat, and corn. He served on the board of Riceland Foods from 1994 to 2006. As managing partner of two farming operations, his responsibilities have included budgeting, financing, tax planning, and resource and personnel management. His experience as a farmer provides an ability to understand the operations of the Company’s agricultural borrowers, and his experience managing successful farming operations provides insight into general management issues of the Company.

Sammy A. Schalk. Mr. Schalk is the President and principal owner of Gamblin Lumber Company. Mr. Schalk serves on the advisory committee for the Industrial Technology Department of a local junior college and is a member of the City of Poplar Bluff’s municipal utilities advisory board. Mr. Schalk’s experience in the building trades industry provides expertise into the evaluation of commercial and residential real estate lending issues. He is currently Chairman of the Board of Southern Bank. His experience managing a successful business provides insight into general management issues of the Company.

Greg A. Steffens. Mr. Steffens has served as President of Southern Missouri Bancorp since October 2000 and as Chief Executive Officer since 2003. Prior to being elected President, Mr. Steffens served as Chief Financial Officer of Southern Missouri Bancorp, and President and Chief Executive Officer of Southern Bank. Previously, Mr. Steffens was the Chief Financial Officer of Sho-Me Financial Corp. for four years, and before that Mr. Steffens was employed as a bank examiner with the Office of Thrift Supervision. As President, Mr. Steffens brings a special knowledge of the financial, economic and regulatory challenges the Company faces and is well-suited to educate the Board on these matters.

David J. Tooley. Mr. Tooley assisted in the staffing and opening of what began as a loan production office and is now a full-service branch for Southern Bank in Springfield, Missouri from September 2010 through October 2011. He previously was President, CEO and a Director of Metropolitan National Bank (MNB) in Springfield serving from February 2001 until his retirement in March 2010. Prior to MNB, he worked at First Savings Bank (FSB) of Mt. Vernon, Missouri. He started at FSB in January 1975 and was employed there until December 31, 1997. He co-managed FSB and also served on the Board of Directors. FSB was converted to a publicly traded company in 1993 and subsequently was purchased by Union Planters Bank of Memphis, Tennessee in 1997. (Union Planters Bank was later merged into Regions Bank.) He also served on the community bank board of Union Planters after the merger until his employment at MNB. He has over thirty-five years of management experience at banking institutions.

Board of Directors’ Meetings and Committees and Corporate Governance Matters

Board Meetings

Meetings of the Company’s Board of Directors are generally held on a monthly basis. The Company’s Board of Directors held twelve regular meetings and eight special meetings during the fiscal year ended June 30, 2020. All directors of the Company attended at least 75 percent of the aggregate of the total number of Board meetings. The Company’s policy is for all directors to attend its annual meeting of shareholders, and all directors attended last year’s annual meeting.

Director Independence

The Board has determined that Directors Black, Bagby, Schalk, Brooks, Love, Robison, Tooley, and Hensley, constituting a majority of the Board members, are “independent directors,” as that term is defined in Rule 5605(a)(2) of the Marketplace Rules of the Nasdaq Stock Market (“NASDAQ”). Among other things, when making this determination, the Board considers each director’s current or previous employment relationships and material transactions or relationships with the Company or the Bank, members of their immediate family and entities in which the director has a significant interest. The purpose of this review is to determine whether any relationships or transactions exist or have occurred that are inconsistent with a determination that the director is independent. Among other matters, in reaching its determination on independence, the Board considered the fact that certain of the directors or their affiliates have borrowed money from the Bank. See “Relationships and Transactions with Executive Officers, Directors and Related Persons.”

Shareholders may communicate directly with the Board of Directors by sending written communications to Douglas Bagby, 2991 Oak Grove Road, Poplar Bluff, Missouri 63901.

Ethics Code

The Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees. You may obtain a copy of the Code free of charge by writing to the Corporate Secretary of the Company, 2991 Oak Grove Road, Poplar Bluff, Missouri 63901 or by calling (573) 778-1800. In addition, the Code of Business Conduct and Ethics is available on our investor relations website at http://investors.bankwithsouthern.com under “Corporate Overview/Corporate Governance.”

Board Leadership Structure and Role in Risk Oversight

As noted above, the positions of Chairman of the Board and of President and Chief Executive Officer are held by separate persons. This has been the case since the Company was formed. The Board believes this structure is appropriate for the Company and the Bank because it creates a clear line between management by the executive management and oversight of management by the Board of Directors, led by the Chairman.

Risk is inherent with the operation of every financial institution, and how well an institution manages risk can ultimately determine its success. We face a number of risks, including but not limited to credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of the risks we face, while the Board has ultimate responsibility for the oversight of risk management. The Board believes that risk management, including setting appropriate risk limits and monitoring mechanisms, is an integral component and cannot be separated from strategic planning, annual operating planning, and daily management of our business. Consistent with this approach as well as based on the belief that certain risks require an oversight focus that a Board committee can better provide, the Board has delegated the oversight of certain risk areas to certain committees of the Board. The responsibilities of the Compensation Committee include the consideration of risks in connection with incentive and other compensation programs. See “Board of Directors’ Meetings and Committees and Corporate Governance Matters — Compensation Committee” These committees regularly provide reports of their activities and recommendations to the full Board. In addition, members of senior management regularly attend meetings of the Board to report to the Board on the primary areas of risk that we face.

Board Committee Attendance and Charter

The Board of Directors of the Company has standing Audit, Compensation, and Nominating Committees. All members of these committees attended at least 75 percent of the total number of meetings held by the committees on which he or she served during fiscal 2020, with the exception of Director Tooley, who attended one of two Compensation Committee meetings. The charters for the Audit Committee, Compensation Committee and the Nominating Committee are available on our investor relations website at http://investors.bankwithsouthern.com at “Corporate Overview/Corporate Governance.” You also may obtain a copy of these committee charters free of charge by writing to the Corporate Secretary of the Company, 2991 Oak Grove Road, Poplar Bluff, Missouri 63901 or by calling (573) 778-1800.

Audit Committee

The Audit Committee is comprised of Directors Love (Chairman), Bagby, Black, Schalk, Brooks, Robison, Tooley, and Hensley, all of whom are “independent directors” under the Nasdaq listing standards. The Board of Directors has determined that Director Love is an “audit committee financial expert” as defined in Item 407(e) of Regulation S-K of the SEC and that all of the Audit Committee members meet the independence and financial literacy requirements under the Nasdaq listing standards. The Audit Committee operates under a written charter adopted by the Company’s Board of Directors, a copy of which is available on our investor relations website, at http://investors.bankwithsouthern.com, “Corporate Overview/Corporate Governance.” In fiscal 2020, the Audit Committee met four times.

The Audit Committee is responsible for hiring, terminating and/or reappointing the Company’s independent auditors, and for reviewing the annual audit prepared by our independent registered public accounting firm. The functions of the Audit Committee also include:

•	approving non-audit and audit services to be performed by the independent registered public accounting firm;

•	reviewing and approving all related party transactions for potential conflict of interest situations;

•	reviewing and assessing the adequacy of the Audit Committee Charter on an annual basis;

•	ensuring the existence of effective accounting and internal control systems; and

•	overseeing the entire audit function of the Company, both internal and independent.

Compensation Committee

The Compensation Committee is comprised of three independent directors, including Directors Robison (Chairman), Bagby and Tooley. The Compensation Committee is responsible for:

•	determining compensation to be paid to the Company’s officers and employees, which are based on the recommendation of Mr. Steffens, except that compensation paid to Mr. Steffens is determined based on the recommendation of a majority of the independent directors, and Mr. Steffens is not present during voting or deliberations concerning his compensation; and

•	overseeing the administration of the employee benefit plans covering employees generally.

The Compensation Committee does not designate its authority to any one of its members or any other person. This Committee also administers the Company’s 2017 Omnibus Incentive Plan, and administered the Stock Option and Incentive Plans, Equity Incentive Plan, and the Management Recognition and Development Plan and reviews overall compensation policies for the Company. The Company’s Compensation Committee met two times during the fiscal year ended June 30, 2020.

Compensation Committee Interlocks and Insider Participation

None of the three members of the Compensation Committee is an officer, employee or former officer of the Company or the Bank. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors or serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

Nominating Committee

The Nominating Committee is composed of Directors Bagby (Chairman), Schalk, and Love. The committee is primarily responsible for selecting nominees for election to the Board. The Nominating Committee generally meets once per year to make nominations. The Nominating Committee will consider nominees recommended by shareholders in accordance with the procedures in the Company’s bylaws, but the Nominating Committee has not actively solicited such nominations. The Nominating Committee has the following responsibilities:

•	recommend to the Board the appropriate size of the Board and assist in identifying, interviewing and recruiting candidates for the Board;

•	recommend candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in the Company’s articles of incorporation and bylaws relating to the nomination or appointment of directors, based on the following criteria: business experience, education, integrity and reputation, independence, conflicts of interest, diversity, age, number of other directorships and commitments (including charitable obligations), tenure on the Board, attendance at Board and committee meetings, stock ownership, specialized knowledge (such as an understanding of banking, accounting, marketing, finance, regulation and public policy) and a commitment to the Company’s communities and shared values, as well as overall experience in the context of the needs of the Board as a whole;

•	review nominations submitted by shareholders, which have been addressed to the Corporate Secretary, and which comply with the requirements of the Company’s articles of incorporation and bylaws;

•	consider and evaluate nominations from shareholders using the same criteria as all other nominations;

•	annually recommend to the Board committee assignments and committee chairs on all committees of the Board, and recommend committee members to fill vacancies on committees as necessary; and

•	perform any other duties or responsibilities expressly delegated to the Committee by the Board.

Nominations, other than those made by the Nominating Committee, must be made pursuant to timely notice in writing to the Corporate Secretary as set forth in the Company’s bylaws. In general, to be timely, a shareholder’s notice must be received by the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; however, if less than 100 days’ notice of the date of the scheduled annual meeting is given by the Company, the shareholder has until the close of business on the tenth day following the day on which notice of the date of the scheduled annual meeting was made. The shareholder’s notice must include certain other information set forth in the Company’s bylaws. This description is a summary of our nominating process. Any shareholder wishing to propose a director candidate to the Company should review and must comply in full with the procedures set forth in the Company’s articles of incorporation and bylaws and in Missouri law. During the fiscal year ended June 30, 2020, the Nominating Committee met on two occasions for the selection of director nominees, with respect to committee assignments, and for the naming of officers.

COMPENSATION OF DIRECTORS

The Company uses a combination of cash and stock-based compensation to attract and retain qualified persons to serve as non-employee directors of the Company and the Bank. Each director of the Company also is a director of the Bank. Directors are compensated $900 per month for their service on the Company’s Board of Directors. In setting director compensation, the Board of Directors considers the significant amount of time and level of skill required for service on the Boards of the Company and the Bank, particularly due to the duties imposed on directors of public companies and financial institutions. The types and levels of director compensation are annually reviewed and set by the Compensation Committee and ratified by the full Board of Directors.

For the fiscal year ended June 30, 2020, each director received a monthly fee of $1,100 for serving on the Bank’s Board of Directors.

Directors Love, Tooley, and Schalk served as members of regional loan approval committees throughout fiscal 2020. Directors so serving receive a monthly fee of $1,000.

Director Compensation Table for 2020

The table below provides compensation information for each member of our Board of Directors during the year ended June 30, 2020 (except for Mr. Steffens, whose compensation is reported as a named executive officer).

Name	Fees Earned or Paid in Cash	Option Awards(1)		Stock Awards(2)		Change in Pension Value and Non-Qualified Deferred Compensation Earnings	Total
L. Douglas Bagby	$24,000	$	---	$	---	$2,203	$26,203
Sammy A. Schalk	36,000		---		---	2,428	39,253
Ronnie D. Black	24,000		---		---	2,678	26,678
Rebecca M. Brooks	24,000		---		---	2,312	26,312
Charles R. Love	36,000		---		---	3,253	39,253
Dennis C. Robison	24,000		---		---	4,228	28,228
David J. Tooley	36,000		---		---	5,497	41,497
Todd E. Hensley	24,000		---		---	1,829	25,829

(1)	Director Hensley holds options to purchase 10,000 shares of Company common stock, all of which are currently exercisable.
(2)	All directors, with the exception of Mr. Steffens, were awarded 1,500 shares of restricted stock on February 20, 2018, granted under the 2017 Omnibus Incentive Plan. These shares vest in equal annual installments of 20% beginning February 9, 2019 through February 9, 2023.

Directors’ Retirement Agreements

Southern Bank has entered into individual retirement agreements with each of its directors, with the exception of Mr. Steffens. These agreements were entered into in recognition of the directors’ service to the Bank and to ensure their continued service on the Board. Each agreement provides that, following a director’s termination of service on the Board on or after age 60, other than termination for cause, the director will receive five annual payments equal to the product of the cash fees paid to the director during the calendar year preceding his retirement and the director’s vested percentage. The vested percentage is determined as follows: 50% after five years of service, 75% after 10 years of service, and 100% after 15 years of service. The benefits payable under the director’s retirement agreements are unfunded and unsecured obligations of Southern Bank payable solely out of the general assets of Southern Bank.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction. In this section, we provide an overview and analysis of our compensation programs, the material compensation policy decisions we have made under these programs, and the material factors that we considered in making those decisions. Following this section, you will find a series of tables containing specific information about compensation paid or payable to the following individuals, whom we refer to as our “named executive officers”.

•	Greg A. Steffens, President and Chief Executive Officer

•	Matthew T. Funke, Executive Vice-President and Chief Financial Officer

•	Justin G. Cox, Executive Vice-President and Regional President (west region)

•	Mark E. Hecker, Executive Vice-President and Chief Credit Officer

•	Rick A. Windes, Executive Vice-President and Chief Lending Officer

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Executive Summary of Key Compensation Decisions.

Our key compensation-related decisions during and subsequent to fiscal 2020 included the following:

•	increases in base salaries for our named executive officers during fiscal 2020 of between 3.2 and 6.0 percent, based on the need to stay market competitive and retain personnel who are integral to our continued plans for growth and management succession while also taking into consideration the use of incentive stock options and performance-based restricted stock awards as important components of total compensation.
•	the payment of bonuses based on achievement of key business plan goals during fiscal 2020.
•	awards of incentive stock options and performance-based restricted stock to our executive officers during fiscal 2020.

Compensation Philosophy and Objectives.

The Compensation Committee of the Board of Directors administers our compensation and benefit programs. The Compensation Committee is responsible for setting and administering the policies which govern executive compensation. Our current compensation philosophy is designed to:

•	attract the right people and differentiate compensation based on performance;
•	retain top performers and reward them for helping us build and sustain our culture and values and achieve our business strategy and goals;
•	compensate our people in ways that inspire and motivate them, both individually and as a team, to execute our vision and drive for enduring customer satisfaction;
•	provide total compensation, learning, and development opportunities that are competitive with that of other companies of similar size and complexity;
•	properly align risk-taking and compensation; and
•	reward outstanding financial results and shareholder returns over the long-term.

While the primary components of our compensation program have been base salary, bonuses, stock options, and stock grants, the Compensation Committee also takes into account the full compensation package provided to the individual, including retirement plan benefits, health benefits and other benefits.

The Compensation Committee has established a broad-based compensation program to address compensation for directors, executive officers and other employees. The overall goal of this compensation program is to help the Company and the Bank attract, motivate and retain talented and dedicated executives, orient its executives toward the achievement of business goals and link the compensation of its executives to the Company’s success. The Compensation Committee seeks to establish compensation levels that attract highly effective executives who work well as a team. Our overriding principles in setting types and amounts of compensation are:

•	Merit/Performance Based – Individual compensation is linked to the successful achievement of performance objectives.

•	Market Competition – Total compensation attracts, retains, and motivates our top performers at a competitive level in our market.

•	Shareholder Value – Compensation components that align the interests of key management, especially the named executive officers with those of our shareholders in furtherance of our goal to increase shareholder value.

The Company implements this philosophy by using a combination of cash and stock-based compensation, benefits, and perquisites to attract and retain qualified persons to serve as executive officers of the Company and the Bank. Our compensation program seeks to reach an appropriate balance between base salary (to provide competitive fixed compensation), incentive opportunities in performance-based cash bonuses (to provide rewards for meeting performance goals) and equity compensation (to align our executives’ interests with our shareholders’ interests). Each executive officer of the Company also is an executive officer of the Bank. Executive officers are not compensated separately for their service to the Company, with the exception of Mr. Steffens’ receipt of fees for service on the Company’s board of directors. The Compensation Committee considers the significant amount of time and level of skill required to perform the required duties of each executive’s position, taking into account the complexity of our business as a regulated public company and financial institution, and informally reviews peer compensation data.

Base Salaries.

We provide the opportunity for our named executive officers and other officers to earn a competitive base salary. We do so in order to attract and retain appropriate talent for the position. Our base salary reflects a combination of factors, including competitive pay levels, the executive’s experience and tenure, the executive’s individual performance and responsibilities. We review salary levels annually to recognize these factors. We do not target base salary at any particular percentage of total compensation.

During fiscal 2020, Mr. Steffens received an increase in base salary from $378,000 to $392,000; Mr. Funke received an increase in base salary from $217,000 to $230,000; Mr. Cox received an increase in base salary from $217,000 to $225,000; Mr. Hecker received an increase in base salary from $238,000 to $245,500. Mr. Windes received an increase in base salary from $232,000 to $240,000. Increases reflected changes in the emphasis on the different components that make up total executive compensation as the Company relied on incentive stock options and performance-based restricted stock awards as increasingly important components of the executives’ total compensation package. In addition, the increases also reflect the need to retain key management personnel including top performers; and recognition of the growing complexity of our Company and increasing responsibilities of our executive officers.

Bonuses

The Company does not have a written cash bonus plan in place for executive officers. For fiscal 2018, 2019 and 2020, all named executive officers received cash bonuses. In determining the amount of cash bonuses to award, the Compensation Committee and Board of Directors primarily consider the Company’s results in comparison to business plan targets for such measures as return on equity, earnings per share growth, net interest margin, noninterest income, and noninterest expense, as well as accomplishment of strategic objectives such as growth, entry to new markets, capitalization, and other factors. Generally, our Compensation Committee has viewed as a guideline a potential bonus payment of up to 25% of base salary and made a determination of the amount of the awards to executive officers based on accomplishment of these strategic objectives. The Compensation Committee has also, since June 30, 2012, held 50% of each fiscal year’s bonus for payout at the conclusion of the following fiscal year, as both a retention incentive and to discourage excessive risk-taking on the part of our executive management team.

Impact of Tax and Accounting

As a general matter, the Compensation Committee takes into account the various tax and accounting implications of the compensation vehicles employed by the Company.

Stock Awards

Stock option and performance-based stock awards have been an integral part of our executive compensation program. They are intended to encourage ownership and retention of Company stock by key employees as well as non-employee members of the board of directors. In fiscal 2017, the Company’s shareholders approved the 2017 Omnibus Incentive Plan. The purpose of the 2017 Omnibus Incentive Plan is to promote the long-term success, and enhance the long-term value, of the Company by linking the personal interests of employees and directors with those of Company shareholders. The 2017 Omnibus Incentive Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees and directors upon whose judgment, interest, and special effort the successful conduct of its operation largely is dependent, in a manner that does not expose the Company to imprudent risks and that is consistent with the long-term health of the Company.

As a result of the adoption of the 2017 Omnibus Incentive Plan, no further awards are being made under the existing plans described below, and shares of common stock reserved to make new awards under those plans have been released, provided that shares of Company common stock reserved to fund issued and outstanding awards under the existing Plans will continue to be reserved to provide for those awards. Currently there are 324,437 shares available for award under the 2017 Omnibus Incentive Plan, against which limit full value share awards are counted on a 2.5-for-1 basis. During fiscal 2020, the Company awarded options to purchase 19,500 shares of Company stock and granted performance-based restricted share awards of 6,000 shares to executives. Option grants and performance-based restricted stock awards made during fiscal 2020 to the named executive officers are contained in the Grants of Plan-Based Awards Table. As required by the plan, stock options have an exercise price that is equal to no less than the market value of the Company’s common stock on the date of grant, which is the date on which the Board of Directors ratifies the approval of the grant. To provide an incentive for a sustained increase in the value of our common stock, stock options granted to to employees typically don’t vest until the first anniversary of the grant date, with 20% of the option vesting on each anniversary date thereafter through the fifth anniversary date.

In 2008, shareholders approved the 2008 Equity Incentive Plan. In 2003, shareholders approved the 2003 Stock Option and Incentive Plan. The Compensation Committee administers these long-term incentive stock plans, determines employee eligibility and previously granted share awards, though no further share awards are available under the plans following the adoption of the 2017 Omnibus Incentive Plan.

2008 Equity Incentive Plan. The purpose of the 2008 Equity Incentive Plan was to promote the long-term success of the Company and increase shareholder value by attracting and retaining key employees and directors and encouraging directors and key employees to focus on long-range objectives. In addition, the plan was designed to further link the interests of directors, officers and employees with the interest of the Company’s shareholders. The Company reserved 132,000 shares of common stock (split-adjusted) for awards of restricted stock and restricted stock units under this plan. In fiscal 2019, no shares were awarded, and no shares were forfeited, under this plan. A total of 121,428 shares were awarded under this plan, 3,575 shares have been forfeited and none are available for future award following the adoption of the 2017 Omnibus Incentive Plan.

2003 Stock Option and Incentive Plan. The purpose of the 2003 Stock Option and Incentive Plan was to promote the long-term success of the Company and increase shareholder value by attracting and retaining key employees and directors and encouraging directors and key employees to focus on long-range objectives. The Company reserved 200,000 shares (split-adjusted) for option awards under this plan, plus additional shares repurchased with the proceeds of options exercised or surrendered to pay an option exercise price. Option awards were discretionary and were based on an assessment of the participant’s position, years of service, and contribution to the success and growth of the Company. The plan provided for the award of incentive stock options to qualifying employees under the federal tax laws. Stock awards under the plan generally have vested in equal installments over five years from the date of grant and must be exercised within 10 years. The exercise price of options awarded has always been the fair market value of a share of the Company’s common stock on the date of grant. In fiscal 2019, no shares were awarded, and none were forfeited, under this plan. Following the adoption of the 2017 Omnibus Incentive Plan, no shares are available for future awards under the 2003 Stock Option Plan.

Other Benefits.

The Company provides benefits, including a 401(k) retirement plan and health care benefits, to all employees to attract and retain highly effective executives and other employees with an opportunity to maintain a quality standard of living over time and to have access to health care. These benefits are administered consistently to all levels of the organization. All employees share in the cost of health benefits based on the coverage they select. Available health care benefits are commensurate with those available in our market area.

The Company provides perquisites designed to enhance the success of the Company. Executive officer education is provided at industry conferences, seminars and schools. Dues to country clubs, social clubs and service organizations are paid to encourage community involvement and build business relationships.

Employment Agreement.

On November 8, 2019, Mr. Steffens entered into an amended and restated employment agreement with the Bank (the “Employment Agreement”).The Employment Agreement amended and restated Mr. Steffens prior employment agreement with the Bank in order to ensure compliance with 409A of the Internal Revenue Code, lengthen the term of the agreement and make certain other changes. The Employment Agreement provides for an initial term ending on December 31, 2022, and provides for an extension of one year, in addition to the then-remaining term on each January 1, beginning January 1, 2021, as long as (1) the Bank has not notified Mr. Steffens in writing that the term will not be extended further and (2) prior to each anniversary, the Board of Directors of the Bank explicitly reviews and approves the extension.

The Employment Agreement provides for an annual base salary at least equal to the Employee’s salary in effect as of November 8, 2019 ($378,000), provided however that any salary actually paid to Mr. Steffens by any subsidiary or affiliate of the Bank shall reduce the amount to be paid to Mr. Steffens by the Bank. The Employment Agreement also provides for participation in benefit plans and the receipt of fringe benefits in which the Bank’s executives participate and participation in any discretionary bonuses awarded to executive officers of the Bank. In addition, Mr. Steffens is entitled to reimbursement for all reasonable expenses incurred in his capacity as President and Chief Executive Officer of the Bank.

Under the Employment Agreement, if Mr. Steffens’s employment is involuntarily terminated and Mr. Steffens has offered to continue to provide the services contemplated by and on the terms provided in the Employment Agreement and such offer has been declined, then during the remaining term of the agreement, Mr. Steffens will be entitled to receive (1) 1/12th of his annual salary and 1/12th of the average annual amount of cash bonus and cash incentive compensation monthly for the two full calendar years preceding the date of termination; (2) continuation of specified health insurance benefits for Mr. Steffens and his dependents until their death or the expiration of the remaining term of the agreement (whichever occurs first); (3) continuation of specified other insurance benefits until Mr. Steffens’ death or the expiration of the remaining term of the agreement (whichever occurs first); and (4) if the involuntary termination occurs within the 12 months preceding, at the time of, or within 24 months after a change in control of the Company, an amount in cash equal to 299% of Mr. Steffens’ “base amount” (as defined in Section 280G of the Internal Revenue Code).

In the event of Mr. Steffens’ death, his estate or designated beneficiary would be entitled to receive his salary through the last day of the calendar month in which Mr. Steffens died. If Mr. Steffens should become disabled, and otherwise unable to serve as President and Chief Executive Officer of the Bank, he shall be entitled to receive group and other disability income provided by the Bank for its executive officers.

Change-in-Control Agreements.

On November 2, 2019, the Bank entered into Change-in-Control Severance Agreements with Executive Officers Capps, Funke, Daves, Cox, Hecker and Windes. Each agreement provides for an initial term ending on December 31, 2020. On each December 31st thereafter, the term of the agreement is extended for a period of one additional year unless either the Bank or the executive has given notice to the other party in writing at least 60 days prior to such annual renewal date that the term of the agreement will not be extended. Provided, however, if a Change in Control occurs during the term of the agreement, then the remaining term of the agreement shall be automatically extended until the one-year anniversary of the completion of the Change in Control.

Under each agreement, if the executive’s employment is terminated in connection with or within one year following a Change in Control by (1) the employer other than for Cause, Disability, Retirement or as a result of the Executive’s death or by (2) the Executive for Good Reason as defined in the agreement, the executive will be entitled to receive in a lump sum within five business days following the date of termination, a cash severance amount equal to two times the executive’s base amount as defined in Section 280G of the Internal Revenue Code in the case of Ms. Capps and Ms. Daves and Messrs. Funke and Cox and one time the base amount for Messer. Hecker and Windes. In addition, each executive will receive (1) for a two-year period for Ms. Capps and Ms. Daves and Messrs. Funke and Cox and for a one-year period for Messrs. Hecker and Windes or (2) until the date of the Executive’s full time employment with another employer at no cost to the executive, the continued participation by the executive (including the executive’s dependents who are covered by the Bank at the time of termination) in all group insurance, life insurance, health, dental, vision and accident insurance and disability insurance plans offered by the employer in which the executive and his covered dependents were participating immediately prior to the date of termination of employment.

In the event that the continued participation of the Executive and his covered dependents in any group insurance plan is barred or would trigger the payment of an excise tax under Section 4980D of the Internal Revenue Code then the Bank will either (1) arrange to provide the executive and his or her covered dependents with alternative benefits substantially similar to those which the executive currently receives provided the alternative benefits do not trigger the payment of an excise tax or (2) pay to the executive within 10 business days following the termination, a lump sum cash amount equal to the projected cost of the benefits to the Bank until the two year anniversary date of the date of termination of employment in the case of Ms. Capps and Ms. Daves and Mr. Funke and Mr. Cox or until the one year anniversary date of the termination of employment in the case of Messrs. Hecker and Windes.

If the payments and benefits any of the executives have the right to receive from the Bank would constitute a “parachute payment” under Section 280G of the Internal Revenue Code, then the payments and benefits will be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Bank under the agreement being non-deductible to the Bank pursuant to Section 280G of the Internal Revenue Code.

The agreements also provide that during the term of the agreement and for a period of two years in the case of Ms. Capps and Ms. Daves and Messer. Funke and Cox and for a period of one year in the case of Mr. Hecker and Mr. Windes, the executive will not (1) solicit or induce or cause others to solicit or induce, any employee of the Bank or any of its affiliates or subsidiaries to leave the employment of the Bank or (2) solicit any customer of the Bank to transact business with any competitor of the Bank.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” for Fiscal 2020. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing is furnished by the Compensation Committee and the Board of Directors.

Dennis C. Robison (Chairperson)

L. Douglas Bagby

David J. Tooley

2020 Summary Compensation Table

The following table sets forth information concerning the compensation earned in fiscal years 2020, 2019 and 2018 by the named executive officers of the Company.

Name and Principal Position	Fiscal Year	Salary	Bonus	Non-equity Incentive Plan Compensation		Options Awarded(1)	Stock Awards(2)	Change in Pension Value and Non Deferred Compensation Earnings		All Other Compensation(3)	Total
Greg A. Steffens	2020	$384,462	$47,950	$	---	$30,835	$44,880	$	---	$56,619	$564,746
President &	2019	372,077	52,288		---	30,730	41,220		---	55,589	551,904
Chief Executive Officer	2018	362,615	42,938		---	35,490	37,310		---	51,809	530,162

Matthew T. Funke	2020	$223,000	$32,775	$	---	$17,620	$22,440	$	---	$27,879	$323,714
Executive Vice-President &	2019	213,231	35,150		---	17,560	20,610		---	31,617	318,168
Chief Financial Officer	2018	207,519	24,625		---	20,280	18,655		---	31,369	302,448

Justin G. Cox	2020	$220,692	$37,525	$	---	$17,620	$22,440	$	---	$38,192	$336,469
Executive Vice-President &	2019	213,231	29,400		---	17,560	20,610		---	33,618	314,419
Regional President	2018	204,815	18,125		---	20,280	18,655		---	31,577	293,452

Mark E. Hecker	2020	$241,462	$30,125	$	---	$17,620	$22,440	$	---	$26,405	$338,052
Executive Vice-President &	2019	234,231	32,288		---	17,560	20,610		---	23,487	328,176
Chief Credit Officer	2018	227,769	19,938		---	20,280	18,655		---	4,797	291,439

Rick A. Windes(4)	2020	$235,692	$29,400	$	---	$17,620	$22,440	$	---	$32,232	$337,384
Executive Vice-President &	2019	228,231	18,575		---	17,560	20,610		---	9,549	294,525
Chief Lending Officer

(1)	Value for fiscal year 2020, 2019 and 2018 was based on the grant date fair value of options awarded during the periods presented. The award made in 2018 will vest in five equal annual installments beginning January 16, 2019, the awards made in 2019 will vest in five equal installments beginning on January 4, 2020 and the award made in 2020 will vest in five equal installments beginning on February 18, 2021. For information regarding the assumptions used in the determination of fair value, see Note 11 of the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K.
(2)	Value for fiscal year 2020 was based on the $37.40 fair value (closing stock price) of a share of the Company’s common stock on the February 18, 2020 grant date; the awards will vest over a five year period beginning on February 9, 2020, with up to 20% of the shares vesting on that date and on each of the next four anniversaries of that date based on the extent to which the Company’s annualized return on average assets over the twelve calendar quarters ending immediately prior to the applicable vesting date exceeds a threshold level. Value for fiscal year 2019 was based on the $34.35 fair value (closing stock price) of a share of the Company’s common stock on the January 4, 2019 grant date; the awards will vest over a five year period beginning on February 9, 2020, with up to 20% of the shares vesting on that date and on each of the next four anniversaries of that date based on the extent to which the Company’s annualized return on average assets over the twelve calendar quarters ending immediately prior to the applicable vesting date exceeds a threshold level. Value for fiscal year 2018 was based on the $37.31 fair value (closing stock price) of a share of the Company’s common stock on the January 16, 2018, grant date; the awards will vest over a five year period beginning February 9, 2019, with up to 20% of the shares vesting on that date and on each of the next four anniversaries of that date based on the extent to which the Company’s annualized return on average assets over the twelve calendar quarters ending immediately prior to the applicable vesting date exceeds a threshold level.
(3)	Includes matching and profit-sharing contributions made by the Company to the executive’s 401(k) Plan account, payments made on the executive’s behalf under the group health insurance plan, and for Mr. Steffens, board fees. The 401(k) plan profit-sharing contribution for fiscal 2020, 2019, and 2018, respectively, were based on fiscal 2020, 2019, and 2018, compensation, respectively, and made during fiscal 2021, 2020, and 2019, respectively. The bonuses for fiscal 2020, 2019, and 2018, respectively, were based on fiscal 2020, 2019, and 2018, performance, respectively, and paid in fiscal 2021, 2020, and 2019, respectively. The amount does not include personal benefits or perquisites, because none exceeded $10,000 worth of such benefits, in the aggregate.
(4)	No compensation information is provided for Mr. Windes for 2018 because he was not a named executive officer for that year.

Grant of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to named executive officers during fiscal 2020.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise Price of	Grant Date Fair Value of Stock
	Grant Date	($) Threshold	($) Target	($) Maximum	(#) Threshold	(#) Target	(#) Maximum	Stock or Units	Underlying Options(2)	Option Awards	and Option Awards(3)
Greg A. Steffens	2/18/2020	---	---	---	600	900	1,200	---	3,500	$37.40	$75,715

Matthew T. Funke	2/18/2020	---	---	---	300	450	600	---	2,000	37.40	40,060

Justin G. Cox	2/18/2020	---	---	---	300	450	600	---	2,000	37.40	40,060

Mark E. Hecker	2/18/2020	---	---	---	300	450	600	---	2,000	37.40	40,060

Rick A. Windes	2/18/2020	---	---	---	300	450	600	---	2,000	37.40	40,060

(1)	The performance shares awarded under the equity incentive plan vest over a five-year period beginning February 9, 2021, with up to 20% of the shares vesting on that date and on each of the next four anniversaries of that date, based on the extent to which the Company’s annualized return on average assets over the 12 calendar quarters ending immediately prior to the applicable vesting date exceeds a threshold level.

(2)	The options vest over a five-year period beginning February 18, 2021, with 20% of the shares vesting on that date and on each of the next four anniversaries of that date.

(3)	Represents the grant date fair value of the award based on the closing stock price on the grant date and presuming that the maximum number of shares awarded under grant agreement are vested. For Mr. Steffens, the amount reflects $44,880 for performance-based restricted stock grant and $30,835 for stock option awards. For Messrs. Funke, Cox, Hecker and Windes, the amount reflects $22,440 for performance-based restricted stock grants and $17,620 for stock option awards.

Outstanding Equity Awards at June 30, 2020

The following table sets forth for the named executive officers information concerning stock options, restricted stock and other equity incentive plan awards held at June 30, 2020.

	Securities Underlying Options(1)					Stock Awards(2)
	Number Exercisable	Number Not Exercisable	Equity Incentive Plan Awards	Exercise Price	Expiration	# of Shares or Units That Have Not Vested	Market Value of Shares or Units That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares That Have Not Vested
Greg A. Steffens	1,400 700 ---	2,100 2,800 3,500	--- ---	$ 37.31 34.35 37.40	1/16/2028 1/04/2029 2/18/2030	---	---	3,760	$91,368

Matthew T. Funke	800 400 ---	1,200 1,600 2,000	--- ---	37.31 34.35 37.40	1/16/2028 1/04/2029 2/18/2030	---	---	1,880	45,684

Justin G. Cox	800 400 ---	1,200 1,600 2,000	--- ---	37.31 37.40	1/19/2028 1/04/2029 2/18/2030	---	---	1,880	45,684

Mark E. Hecker	800 400 ---	1,200 1,600 2,000	--- ---	37.31 34.35 37.40	1/19/2028 1/04/2029 2/18/2030	---	---	1,880	45,684

Rick A. Windes	400 ---	1,800 2,000	---	34.35 37.40	1/04/2029 2/18/2030	---	---	1,080	26,244

(1)	Options vest over a five year period with the first installment vesting on the one year anniversary of the date of grant.
(2)	Value for fiscal year 2020 is based on the $24.30 closing price of a share of the Company’s common stock on the last trading day of fiscal 2020.

Option Exercises and Stock Vested in Fiscal 2020

The following table sets forth information regarding stock options exercised and shares of restricted stock that vested during the fiscal year ended June 30, 2020 with respect to each named executive officer.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)		Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Greg A. Steffens	---	$	---	940	$34,169
Matthew T. Funke	---		---	470	17,085
Justin G. Cox	---		---	470	17,085
Mark E. Hecker	---		---	470	17,085
Rick A. Windes	---		---	120	4,362

(1)	Represents dollar value realized upon exercise of stock options, based on the difference between the market value of the shares acquired at the time of exercise and the exercise price.
(2)	Represents the dollar value realized upon vesting of restricted stock award, based on the market value of the shares on the vesting date.

Potential Payments Upon Termination of Employment or Change in Control

The following table summarizes the approximate value of the termination payments and benefits that Messrs. Steffens, Funke, Cox, Hecker and Windes would have received if their employment had been terminated on June 30, 2020 under the circumstances shown. The table excludes (i) amounts accrued through June 30, 2020 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, and (ii) account balances under Southern Missouri’s 401(k) Plan.

Name	Name of Compensation Component or Plan	Termination Without Cause or Constructive Termination		Change-in- Control With No Termination			Termination in Connection With or Following a Change in Control		Termination as a Result of Death		Termination as a Result of Disability
Greg A. Steffens	Employment Agreement(1)	$966,465	(2)	$	---		$2,244,065	(3)	$33,194	(4)	$	---	(4)
	Performance share awards	---			91,368	(5)	91,368	(5)	91,368	(5)		91,368	(5)
	Incentive stock option awards	---			---	(6)	---	(6)	---	(6)		---	(6)

Matthew T. Funke	Performance share awards	---			45,684	(5)	45,684	(5)	45,684	(5)		45,684	(5)
	Incentive stock option awards	---			---	(6)	---	(6)	---	(6)		---	(6)
	Change-of-control agreement	---			---		495,956	(7)	---			---

Justin G. Cox	Performance share awards	---			45,684	(5)	45,684	(5)	45,684	(5)		45,684	(5)
	Incentive stock option awards	---			---	(6)	---	(6)	---	(6)		---	(6)
	Change-of-control agreement	---			---		463,414	(7)	---			---

Mark E. Hecker	Performance share awards	---			45,684	(5)	45,684	(5)	45,684	(5)		45,684	(5)
	Incentive stock option awards	---			---	(6)	---	(6)	---	(6)		---	(6)
	Change-of-control agreement	---			---		250,374	(7)	---			---

Rick A. Windes	Performance share awards	---			26,244	(5)	26,244	(5)	26,244	(5)		26,244	(5)
	Incentive stock option awards	---			---	(6)	---	(6)	---	(6)		---	(6)
	Change-of-control agreement	---			---		194,257	(7)	---			---

(1)	Assumes that Mr. Steffens’ Employment Agreement has a remaining term of two years and six months on June 30, 2020, the termination date, and that the payout is based on the average amount of such compensation earned by Mr. Steffens from the Bank for the two full calendar years preceding the Date of Termination.
(2)	Represents the total salary, bonus and insurance benefits payment, payable monthly for the then remaining term of the Employment Agreement, assuming Mr. Steffens employment was involuntarily terminated on June 30, 2020. The monthly payment amount would be a total of $32,216, representing salary and bonus of $31,563, plus $653 for health benefits.
(3)	Represents 299% of Mr. Steffens’ Section 280G base amount as of the termination date, in a lump sum, a portion of which may be applied towards health-related benefits over three years, as well as the amount Mr. Steffens would be entitled to in the event of termination without cause as described for the remaining term of the Employment Agreement. Such total amount may be subject to reduction under Section 280G of the Internal Revenue Code.
(4)	Assumes Death or Disability occurred on the first of the month. In the event of disability, Mr. Steffens would be entitled to participate in any disability insurance benefit available to all executives of the Bank.
(5)	Amount represents the value of the executive’s unvested shares of performance-based restricted stock, based on the $24.30 closing price of a share of the Company’s stock as of the last trading day of fiscal 2020, which shares would no longer be restricted.
(6)	Options awarded but unvested as of June 30, 2020, which would vest in the event of a change in control, are valued at the $24.30 closing price of a share of the Company’s stock as of the last trading day of fiscal 2020. At June 30, 2020, these Options had an exercise price in excess of the closing stock price as of the last trading day of the fiscal year, therefore, they are not assigned a value.
(7)	Represents the executive’s 280G base amount as of the termination date, plus the estimated expense necessary to allow for the executive’s continued participation in health insurance and other group health benefit plans, multiplied by 200% in the case of Messrs. Funke and Cox, and multiplied by 100% in the case of Messrs. Hecker and Windes.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1 million paid to our chief executive officer and next three most highly compensated employees. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met. The Compensation Committee reviews and considers the potential consequences of Section 162(m) to the Company. The Company reserves the right to use our judgment to authorize compensation to any employee that does not comply with the Section 162(m) exemptions for compensation we believe is appropriate.

Section 280G of the Internal Revenue Code provides that severance payments triggered by a change in control, which equal or exceed three times the individual’s base amount are deemed to be “excess parachute payments.” Individuals receiving parachute payments in excess of three times their base amount are subject to a 20% excise tax on the amount of the excess payments. If excess parachute payments are made, the Company and the Bank would not be entitled to deduct the amount of the excess payments. Mr. Steffens’s employment agreement provides that severance and other payments that are subject to a change in control will be reduced as much as necessary to ensure that no amounts payable to the executive will be considered excess parachute payments.

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the SEC’s implementing rules, the following information about the relationship of the compensation of our President and CEO to the compensation of our median employee (the “Pay Ratio’) is set forth below. The Pay Ratio is a reasonable estimate determined in a manner consistent with the SEC’s rules.

For 2020, our last completed fiscal year:

(i)	the annual total compensation of our median employee was $30,138;

(ii)	the annual total compensation of our President and CEO, as reported in the 2020 Summary Compensation Table on page 20, was $564,746.

(iii)	The ratio of the annual total compensation of our President and CEO to the annual total compensation for our median employee was 15.6 to 1.

We determine our median employee, exclusive of the Chief Executive Officer, based on annual total cash compensation, consisting of base salary (annualized in the case of full and part-time employees) plus bonuses paid during fiscal 2020. Our median employee would also generally participate in benefit plans, most notably our group health insurance plan and 401(k) retirement plan, which benefits are not included in the annual total cash compensation figure reported above. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

Relationships and Transactions with Executive Officers, Directors and Related Persons

The Company and the Bank may engage in a transaction or series of transactions with our directors, executive officers and certain persons related to them. Except for loans by the Bank, which are governed by a separate policy, these transactions that qualify as “related party” transactions under applicable regulations of the SEC are subject to the review and approval of the Audit Committee and ratification by the Board of Directors. All other transactions with executive officers, directors and related persons are approved by the Board of Directors

The Bank has a written policy of granting loans to officers and directors, which fully complies with all applicable federal regulations. Loans to directors and executive officers are made in the ordinary course of business and on substantially the same terms and conditions, including interest rates and collateral, as those of comparable transactions with non-insiders prevailing at the time, in accordance with the Bank’s underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features. These loans to directors and executive officers are not made at preferential rates; however, certain Bank closing fees may be waived. No director, executive officer or any of their affiliates had outstanding indebtedness to the Bank at below market interest rates since June 30, 2016 with the exception of a discounted home loan rate generally available to all employees of Southern Bank. Loans to all directors and executive officers and their associates totaled approximately $8.6 million at June 30, 2020, which was approximately 3.3% of the Company’s consolidated shareholders’ equity at that date. All loans to directors and executive officers were performing in accordance with their terms at June 30, 2020.

PROPOSAL II -- ADVISORY (NON-BINDING)
VOTE ON EXECUTIVE COMPENSATION

We are including in this proxy statement an advisory vote on executive compensation in order to give shareholders an opportunity to indicate whether or not they endorse the compensation paid to our executives, as disclosed in this proxy statement. The proposal will be presented at the annual meeting as a resolution in substantially the following form:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the annual meeting pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

This vote will not be binding on the Company’s Board of Directors. Nor will it affect any compensation paid or awarded to any executive. The Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

As disclosed in more detail under “Executive Compensation,” the Compensation Committee has a very deliberate and thoughtful process for establishing a broad-based compensation program for our executives. The overall goal of this compensation program is to help the Company and the Bank attract, motivate and retain talented and dedicated executives, orient its executives toward the achievement of business goals, and link the compensation of its executives to the Company’s success. Executive compensation determinations are a complex and demanding process. The Compensation Committee exercises great care and discipline in its analysis and decision-making and recognizes our shareholders’ interest in executive compensation practices. The Compensation Committee seeks to establish compensation levels that attract highly effective executives who work well as a team and that are aligned with our corporate values to conduct our business with character, compassion, class and competition. A primary focus of our compensation program is to compensate actual performance, using realistic objectives while not exposing the Company to imprudent levels of risk.

The Board of Directors believes that our executive compensation program comports with the objectives described above and therefore recommends that shareholders vote “FOR” this proposal.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following Report of the Audit Committee of the Board of Directors shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Southern Missouri Bancorp specifically incorporates this Report therein, and shall not otherwise be deemed filed under such Acts.

The Audit Committee, established under Section 3(a)(58)(A) of the Securities Exchange of 1934, operates under a written charter adopted by the full Board of Directors. In fulfilling its oversight responsibility of reviewing the services performed by Southern Missouri’s independent auditors, the Audit Committee, composed of the undersigned directors, each of whom is independent as defined under Nasdaq’s listing standards, carefully reviews the policies and procedures for the engagement of the independent auditors. The Audit Committee also discussed with Southern Missouri’s independent auditors the overall scope and plans for the audit. The Audit Committee met with the independent auditors to discuss the results of its audit, the evaluation of Southern Missouri’s internal controls, and the overall quality of Southern Missouri’s financial reporting.

Prior to engaging the independent registered public accounting firm to render an audit or permissible non-audit service, the Audit Committee specifically approved the engagement of the independent registered public accounting firm to render that service. Accordingly, the Company does not engage the independent registered public accounting firm to render audit or permissible non-audit services pursuant to pre-approval policies or procedures or otherwise, unless the engagement to provide such services has been approved by the Audit Committee in advance. As such, the engagement of BKD, LLP, to render 100% of the services described in the categories above was approved by the Audit Committee in advance of the rendering of those services. We also reviewed and discussed with BKD, LLP the fees paid to the firm. These fees are described under “Independent Registered Public Accounting Firm” below.

The Audit Committee received and reviewed the report of BKD, LLP, regarding the results of their audit of the Company’s fiscal 2020 financial statements. We also reviewed and discussed the audited financial statements with Company management.

Southern Missouri’s Chief Executive Officer and Chief Financial Officer also reviewed with the Audit Committee the certifications that each such officer will file with the SEC pursuant to the requirements of Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. Management also reviewed with the Audit Committee the policies and procedures it has adopted to ensure the accuracy of such certifications.

•	The Audit Committee has reviewed and discussed with the Company’s management the Company’s fiscal 2020 audited financial statements;

•	The Audit Committee has discussed with the Company’s independent auditors (BKD, LLP) the matters required to be discussed by Statement on Auditing Standards No. 61 and requirements of the SEC;

•	The Audit Committee has received the written disclosures and letter from the independent auditors required by Independence Standards Board No. 1 (which relates to the auditors’ independence from the Company and its related entities) and has discussed with the auditors their independence from the Company; and

•	Based on the review and discussions referred to in the three items above, the Audit Committee recommended to the Board of Directors that the fiscal 2020 audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020.

Charles R. Love
L. Douglas Bagby
Ronnie D. Black
Sammy A. Schalk
Rebecca M. Brooks

Dennis C. Robison

David J. Tooley

Todd E. Hensley

RELATIONSHIP WITH INDEPENDENT AUDITORS

During the fiscal year ended June 30, 2020, BKD, LLP provided various audit, audit-related and non-audit services to the Company as follows: (1) the audit of the Company’s fiscal 2020 annual financial statements and review of fiscal 2020 financial statements in the Company’s Quarterly Reports on Form 10-Q, and (2) tax services. Our Audit Committee has appointed BKD, LLP, as the independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending June 30, 2021. In making its determination to appoint BKD, LLP as the Company’s independent registered public accounting firm for the 2020 fiscal year, the Audit Committee considered whether the providing of services (and the aggregate fees billed for those services) by BKD, LLP, other than audit services, is compatible with maintaining the independence of the outside accountants. A representative of BKD, LLP, is expected to attend the meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

Audit Fees

For the fiscal years ended June 30, 2020, 2019 and 2018, BKD, LLP (“BKD”) provided various audit and audit-related services to the Company. Set forth below are the aggregate fees billed for these services:

(a) Audit Fees: Aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements: $223,501 – 2020, $217,180 – 2019, $202,854 – 2018. Audit fees consist of fees related to the audit of the Company’s consolidated financial statements and internal control over financial reporting, review of the Company’s Annual Report on Form 10-K and related proxy statement and services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements such as Registration Statements and current reports on Form 8-K.

(b) Audit Related Fees: Aggregate fees billed for professional services rendered related to audit of the Company’s 401(k) Retirement Plan, work performed in connection with registration statements, and consultation on accounting matters: $51,631 – 2020, $53,392 – 2019, $41,273 – 2018.

The Audit Committee pre-approves all audit and permissible non-audit services to be provided by the independent auditors and the estimated fees for these services. None of the services provided by BKD described in items (a) and (b) above was approved by the Audit Committee pursuant to a waiver of the pre-approval requirements of the SEC’s rules and regulations. The Audit Committee may establish pre-approval policies and procedures, as permitted by applicable law and SEC regulations and consistent with its charter for the engagement of the independent auditors to render permissible non-audit services to the Company, provided that any pre-approvals delegated to one or more members of the committee are reported to the committee at its next scheduled meeting. At this time, the Audit Committee has not adopted any pre-approval policies.

PROPOSAL III -- RATIFICATION OF THE APPOINTMENT
OF INDEPENDENT AUDITORS

The Audit Committee has appointed BKD as the independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending June 30, 2021. In making its determination to appoint BKD as the Company’s independent auditors for the 2021 fiscal year, the Audit Committee considered whether the providing of services (and the aggregate fees billed for those services) by BKD, other than audit services, is compatible with maintaining the independence of the outside accountants. Our shareholders are asked to ratify this appointment at the annual meeting. If the appointment of BKD is not ratified by the shareholders, the Audit Committee may appoint other independent auditors or may decide to maintain its appointment of BKD.

A representative of BKD is expected to attend the meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BKD, LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2021.

FINANCIAL STATEMENTS

Southern Missouri Bancorp’s annual report to shareholders, including financial statements, has been mailed to all shareholders of record as of the close of business on the record date. Any shareholder who has not received a copy of the annual report may obtain a copy by writing to the Secretary of Southern Missouri Bancorp. The annual report is not to be treated as part of the proxy solicitation material or as having been incorporated herein by reference.

SHAREHOLDER PROPOSALS

In order to be eligible for inclusion in Southern Missouri Bancorp’s proxy materials for next year’s annual meeting of shareholders, any shareholder proposal to take action at such meeting must be received at Southern Missouri Bancorp’s main office at 2991 Oak Grove Road, Poplar Bluff, Missouri, no later than May 24, 2021. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities and Exchange Act of 1934, as amended.

If a proposal does not meet the above requirements for inclusion in the Company’s proxy materials, but otherwise meets the Company’s eligibility requirements to be presented at the next annual meeting of shareholders, the persons named in the enclosed proxy card and acting thereon will have the discretion to vote on any such proposal in accordance with their best judgment if the proposal is received at the Company’s main office no later than July 28, 2021 and no earlier than June 28, 2021.

OTHER MATTERS

We are not aware of any business to come before the annual meeting other than those matters described in this proxy statement. However, if any other matter should properly come before the meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. If no electronic voting, delete QR code and control # Δ≈ Online Go to www.investorvote.com/SMBC or scan the QR code — login details are located in the shaded bar below. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/SMBC 2020 Annual Meeting Proxy Card 1234 5678 9012 345 q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3. For WithholdFor Withhold For Withhold+ 1. Election of Directors for terms to expire in 2023: 01 - Rebecca M. Brooks 02 - Dennis C. Robison 03 - David J. Tooley 2. Advisory (non binding) vote on Executive Compensation as disclosed in the accompanying proxy statement. ForAgainst Abstain 3. Ratification of the appointment of BKD, LLP as Southern Missouri Bancorp’s independent auditors for the fiscal year ending June 30, 2021 ForAgainst Abstain B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMM C 1234567890J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM 4 7 4 4 2 6 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND+

2020 Annual Meeting Admission Ticket 2020 Annual Meeting of Southern Missouri Bancorp, Inc. Shareholders October 26, 2020 9:00 am CT 2991 Oak Grove Road Poplar Bluff, MO 63901 Upon arrival, please present this admission ticket and photo identification at the registration desk. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/SMBC q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Southern Missouri Bancorp, Inc. + Notice of 2020 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — October 26, 2020 Ronnie D. Black and Greg Steffens, (the “Proxies”) or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Southern Missouri Bancorp, Inc. to be held on October 26, 2020 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the Shareholders. If no such directions are indicated, the Proxies will have authority to vote FOR all of the nominees listed for the election of the Board of Directors and FOR items 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. +